Filed Pursuant to Rule 424(b)(3)
Registration No. 333-147482

PROSPECTUS

Offer to Exchange

Senior Floating Rate Notes due 2008

Which Have Been Registered

Under the Securities Act of 1933

For Any And All Outstanding

Senior Floating Rate Notes due 2008

&

Offer to Exchange

5.85% Senior Notes due 2017

Which Have Been Registered

Under the Securities Act of 1933

For Any And All Outstanding

5.85% Senior Notes due 2017

&

Offer to Exchange

6.375% Senior Notes Due 2037

Which Have Been Registered

Under the Securities Act of 1933

For Any And All Outstanding

6.375% Senior Notes Due 2037

We are offering to exchange (i) all of our outstanding unregistered Senior Floating Rate Notes due 2008 for our registered Senior Floating Rate Notes due 2008, (ii) all of our outstanding unregistered 5.85% Senior Notes due 2017 for our registered 5.85% Senior Notes due 2017 and (iii) all of our outstanding unregistered 6.375% Senior Notes due 2037 for our registered 6.375% Senior Notes due 2037. The unregistered Senior Floating Rate Notes due 2008 and the registered Senior Floating Rate Notes due 2008 are sometimes collectively referred to as the Floating Rate Notes. The unregistered 5.85% Senior Notes due 2017 and the registered 5.85% Senior Notes due 2017 are sometimes collectively referred to as the 2017 Notes. The unregistered 6.375% Senior Notes due 2037 and the registered 6.375% Senior Notes due 2037 are sometimes collectively referred to as the 2037 Notes. The unregistered Senior Floating Rate Notes due 2008, the unregistered 5.85% Senior Notes due 2017 and the unregistered 6.375% Senior Notes due 2037 are sometimes collectively referred to as the Private Notes. The registered Senior Floating Rate Notes due 2008, the registered 5.85% Senior Notes due 2017 and the registered 6.375% Senior Notes due 2037 are sometimes collectively referred to as the Exchange Notes. The Private Notes and the Exchange Notes are sometimes collectively referred to as the Notes. The Private Notes were issued on May 30, 2007 and as of the date of this prospectus, an aggregate principal amount of $2.0 billion of the Floating Rate Notes, $1.1 billion of the 2017 Notes and $900.0 million of the 2037 Notes is outstanding. The terms of the Exchange Notes are substantially identical to the respective series of the outstanding Private Notes, except in each case, that the Exchange Notes are registered under the Securities Act of 1933, as amended, and will not contain any legends restricting their transfer.

•	You should carefully review the risk factors beginning on page 7 of this prospectus.

•	Our offer to exchange Private Notes for Exchange Notes will be open until 5:00 p.m., New York City time, on February 19, 2008, unless we extend the offer.

•

You should carefully review the procedures for tendering the Private Notes beginning on page 11 of this prospectus. If you do not follow these procedures, we may not exchange your Private Notes for Exchange Notes.

•	If you fail to tender your Private Notes, you will continue to hold Private Notes and your ability to transfer them could be adversely affected.

•	No public market currently exists for the Private Notes. We do not intend to list the Exchange Notes on any securities exchange and, therefore, no active public market is anticipated.

•	You may withdraw tenders of Private Notes at any time before the exchange offer expires.

•	We will not receive any proceeds from this exchange offer.

• Maturity:	The Floating Rate Notes will mature on November 28, 2008.
The 2017 Notes will mature on June 1, 2017.
The 2037 Notes will mature on June 1, 2037.

•

Interest Payments: Interest on the Floating Rate Notes will be payable in cash quarterly in arrears on November 28, 2007, February 28, 2008, May 28, 2008, August 28, 2008 and November 28, 2008. We will pay interest on the 2017 Notes and the 2037 Notes on June 1 and December 1 of each year. The first interest payments on the 2017 Notes and the 2037 Notes will be made on December 1, 2007.

•	Ranking: The Notes are senior unsecured obligations and rank:

•

equal in right of payment to all of our other existing and future senior unsecured indebtedness, including indebtedness under our senior credit facility, our 4.00% Senior Notes due 2009, our 4.85% Senior Notes due 2014, our 0.125% Convertible Senior Notes due 2011 and our 0.375% Convertible Senior Notes due 2013;

•	senior in right of payment to all of our existing and future subordinated indebtedness; and

•

effectively subordinated in right of payment to all of our subsidiaries’ obligations (including secured and unsecured obligations) and subordinated in right of payment to our secured obligations, to the extent of the assets securing such obligations.

•

Optional Redemption: On or after November 28, 2007, we may redeem any or all of the Floating Rate Notes at a redemption price equal to 100% of the principal amount being redeemed plus accrued and unpaid interest. We may redeem any or all of the 2017 Notes and the 2037 Notes at any time prior to maturity at a redemption price equal to the sum of (1) 100% of the principal amount being redeemed, plus accrued and unpaid interest and (2) a make-whole amount as described in this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OF THE NOTES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS JANUARY 17, 2008.

Each broker-dealer that receives Exchange Notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus together with any resale of those Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes where those Private Notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of up to 90 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests it for use in these resales. For more information, see “Plan of Distribution.”

You should rely only on the information contained or incorporated by reference into this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate only as of the date on its cover. Our business, financial condition, results of operations and prospects may have changed since that date.

When used in this prospectus, the terms “Amgen,” “we,” “our” and “us” refer to Amgen Inc. and its consolidated subsidiaries, unless otherwise specified.

i

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. We maintain a website at www.amgen.com. The information contained on our website is not incorporated by reference into this prospectus and you should not consider it a part of this prospectus.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2006;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007; and

•

Our Current Reports on Form 8-K filed January 19, 2007, February 20, 2007, March 2, 2007, March 12, 2007, April 12, 2007, May 15, 2007, May 21, 2007, May 22, 2007 (only that portion filed pursuant to Item 8.01), May 23, 2007, May 25, 2007 (only that portion filed pursuant to Item 8.01), May 30, 2007, June 29, 2007, July 13, 2007, July 16, 2007, August 3, 2007, August 15, 2007 (only that portion filed pursuant to Item 2.05), September 14, 2007, October 3, 2007, November 2, 2007, and December 13, 2007.

We are also incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus through the completion of the exchange offer. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our compensation committee report and performance graph (included in the Annual Report on Form 10-K) or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

You may request a copy of any documents incorporated by reference into this prospectus, at no cost, by writing or telephoning us at the following address and telephone number:

Amgen Inc.

Attention: Investor Relations

One Amgen Center Drive

Thousand Oaks, California 91320-1799

Tel: 805-447-1000

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into this prospectus.

IN ORDER FOR YOU TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS BEFORE THE EXPIRATION OF THE EXCHANGE OFFER, AMGEN SHOULD RECEIVE YOUR REQUEST NO LATER THAN FEBRUARY 11, 2008.

ii

FORWARD LOOKING STATEMENTS

All statements included or incorporated by reference into this prospectus, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward looking statements. This prospectus contains forward looking statements that are based on current expectations, estimates, forecasts and projections about us, our future performance, our business or others on our behalf, our beliefs and our management’s assumptions. In addition, we, or others on our behalf, may make forward looking statements in press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls. Words such as “expect,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “believe,” “seek,” “estimate,” “should,” “may,” “assume,” “continue,” variations of such words and similar expressions are intended to identify such forward looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. We describe our respective risks, uncertainties and assumptions that could affect the outcome or results of operations in “Risk Factors.” We have based our forward looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward looking statements. Reference is made in particular to forward looking statements regarding product sales, regulatory activities, clinical trial results, reimbursement, expenses, earnings per share, liquidity and capital resources, and trends. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions or otherwise.

iii

SUMMARY

This summary is not complete and does not contain all of the information that you should consider before investing in our Notes. You should read the entire prospectus carefully, including “Risk Factors” and our consolidated financial statements and the related notes, other financial information and other documents incorporated by reference into this prospectus, before you decide to participate in the exchange offer.

Amgen Inc.

We are a global biotechnology company that discovers, develops, manufactures and markets human therapeutics based on advances in cellular and molecular biology.

We were incorporated in California in 1980 and merged into a Delaware corporation in 1987. Our principal executive offices are located at One Amgen Center Drive, Thousand Oaks, California 91320-1799, and our telephone number is (805) 447-1000. Our website is located at www.amgen.com. Information contained on our website is not a part of this prospectus.

Summary of the Exchange Offer

The following is a brief summary of the terms of the exchange offer. For a more complete description, see “The Exchange Offer.”

Securities to be Exchanged

On May 30, 2007, we issued the Private Notes in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) and as of the date of this prospectus, an aggregate principal amount of $4.0 billion in Private Notes, consisting of $2.0 billion aggregate principal amount of Senior Floating Rate Notes due 2008, $1.1 billion aggregate principal amount of 5.85% Senior Notes due 2017 and $900.0 million aggregate principal amount of 6.375% Senior Notes due 2037, is outstanding. The terms of the Exchange Notes and the Private Notes are substantially identical in all material respects, except that the Exchange Notes will be freely transferable by the holders of the Exchange Notes except as otherwise provided in this prospectus. The Exchange Notes will bear different CUSIP numbers from the Private Notes. See “Description of Notes.”

The Exchange Offer

Minimum denominations of $2,000 principal amount and any integral multiples of $1,000 of principal amount of registered Senior Floating Rate Notes due 2008, registered 5.85% Senior Notes due 2017 and registered 6.375% Senior Notes due 2037 will be exchanged for each minimum denomination of $2,000 principal amount and any integral multiples of $1,000 of principal amount of the respective series of Private Notes.

Under existing SEC interpretations, the Exchange Notes would in general be freely transferable after the exchange offer without further registration under the Securities Act; provided that, in the case of broker-dealers, a prospectus meeting the requirements of the Securities Act is delivered as required.

By tendering Private Notes in the exchange offer, you represent to us that, among other things:

•	you, or the person or entity acquiring Exchange Notes, are acquiring the Exchange Notes in the ordinary course of business;

•	neither you nor any person or entity receiving the related Exchange Notes is engaging in or intends to engage in a distribution of the Exchange Notes within the meaning of the federal securities laws;

•	you satisfy specific requirements of your state’s securities regulations;

•	neither you nor any person or entity receiving the related Exchange Notes has an arrangement or understanding with any person or entity to participate in any distribution of the Exchange Notes;

•	neither you nor any person or entity receiving the related Exchange Notes is an “affiliate” of Amgen Inc., as that term is defined under Rule 405 of the Securities Act; and

•	you are not acting on behalf of any person or entity who could not truthfully make these statements.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will comply with the prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes.

See “The Exchange Offer—Procedures for Tendering” and “Plan of Distribution.”

Registration Rights Agreement

We sold the Private Notes on May 30, 2007 in a private placement in reliance on Rule 144A and Regulation S under the Securities Act. In connection with the sale, we entered into a registration rights agreement with the initial purchasers of the Private Notes requiring us to make the exchange offer. The registration rights agreement also requires us to use our reasonable efforts to consummate the exchange offer by April 4, 2008 or, if this fails, to cause to become effective a shelf registration statement for resales of the Notes. See “The Exchange Offer—Purpose of the Exchange Offer.” If we do not do so, we will pay additional interest on the Private Notes at an initial rate of 0.125% per annum of the principal amount of Private Notes, and 0.25% per annum after the first 90 days.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on February 19, 2008, or a later date and time if we extend it.

Withdrawal

The tender of the Private Notes pursuant to the exchange offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date, or any later date and time to which we extend the offer.

Interest on the Exchange Notes and the Private Notes

Interest on the Exchange Notes will accrue from the date of the original issuance of the Private Notes or from the date of the last payment of interest on the Private Notes, whichever is later. No additional interest will be paid on Private Notes tendered and accepted for exchange.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, some of which may be waived by us. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Private Notes	A holder who wishes to tender Private Notes in the exchange offer must transmit to the exchange agent an agent’s message, transmitted by a book-entry transfer facility, which agent’s message must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. In addition, the exchange agent must receive a timely confirmation of book-entry transfer of the Private Notes into the exchange agent’s account at The Depository Trust Company, or DTC, under the procedures for book-entry transfers described in “The Exchange Offer—Procedures for Tendering.”

Private Notes may be tendered by electronic transmission of acceptance through DTC’s Automated Tender Offer Program, which we refer to as ATOP, procedures for transfer. Custodial entities that are participants in DTC must tender Private Notes through ATOP. A letter of transmittal need not accompany tenders effected through ATOP. Please carefully follow the instructions contained in this document on how to tender your securities. See “The Exchange Offer—Terms of the Exchange Offer.”

Exchange Agent	The Bank of New York, the trustee under the indenture governing the Notes, is serving as exchange agent in connection with the exchange offer.

Certain United States Federal Income Tax Consequences

The exchange of Private Notes for Exchange Notes pursuant to the exchange offer should not constitute a sale or an exchange for federal income tax purposes. See “Certain United States Federal Income Tax Consequences.”

Effect of Not Tendering

Private Notes that are not tendered or that are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to the existing restrictions on transfer. Except as noted above, we will have no further obligation to provide for the registration under the Securities Act of these Private Notes.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the Exchange Notes pursuant to the exchange offer. See “Use of Proceeds.”

Risk Factors	See “Risk Factors” for a discussion of some factors you should carefully consider, including factors affecting forward-looking statements.

Summary of the Terms of the Exchange Notes

The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes, except that the Exchange Notes will be registered under the Securities Act and will not contain any legends restricting their transfer. However, the Exchange Notes will bear different CUSIP numbers from the Private Notes. The Exchange Notes will evidence the same debt as the Private Notes and both the Private Notes and the Exchange Notes, collectively, the “Notes,” are governed by the same indenture. The following summary of terms applies equally to the Exchange Notes and the Private Notes.

Issuer	Amgen Inc.

Total Amount of Exchange Notes Offered	$2.0 billion aggregate principal amount of Senior Floating Rate Notes due 2008.

$1.1 billion aggregate principal amount of 5.85% Senior Notes due 2017.

$900.0 million aggregate principal amount of 6.375% Senior Notes Due 2037.

Maturity	Floating Rate Notes: November 28, 2008

2017 Notes: June 1, 2017

2037 Notes: June 1, 2037

Interest and Payment Dates

Floating Rate Notes: floating rate equal to three-month LIBOR plus .08% per annum, reset quarterly, payable in cash on November 28, 2007, February 28, 2008, May 28, 2008, August 28, 2008 and November 28, 2008.

2017 Notes: 5.85% per annum, payable semiannually in arrears in cash on June 1 and December 1 of each year, beginning December 1, 2007.

2037 Notes: 6.375% per annum, payable semiannually in arrears in cash on June 1 and December 1 of each year, beginning December 1, 2007.

Ranking	The Exchange Notes will be our senior unsecured obligations and will rank:

•

equal in right of payment to all of our other existing and future senior unsecured indebtedness, including indebtedness under our senior credit facility, our 4.00% Senior Notes due 2009, our 4.85% Senior Notes due 2014, our 0.125% Convertible Senior Notes due 2011 and our 0.375% Convertible Senior Notes due 2013;

•	senior in right of payment to all of our existing and future subordinated indebtedness; and

•

effectively subordinated in right of payment to all of our subsidiaries’ obligations (including secured and unsecured obligations) and subordinated in right of payment to our secured obligations, to the extent of the assets securing such obligations.

Optional Redemption	On or after November 28, 2007, we may redeem any or all of the Floating Rate Notes at a redemption price equal to 100% of the principal amount being redeemed plus accrued and unpaid interest.

We may redeem any or all of the 2017 Notes and the 2037 Notes at any time prior to maturity at a redemption price equal to the sum of (1) 100% of the principal amount being redeemed, plus accrued and unpaid interest and (2) a make-whole amount as described in this prospectus.

Covenants

The Exchange Notes and the related indenture do not contain any financial or other similar restrictive covenants. However, we will be subject to the covenants described under the caption “Description of Notes.”

RISK FACTORS

Prospective investors should carefully consider the following risk factors and the risk factors related to our business identified in our most recent annual report on Form 10-K and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus before participating in the exchange offer. The occurrence of any one or more of the following could materially adversely affect your investment in the Notes or our business and operating results.

Risks Relating to the Notes

Your failure to tender your Private Notes in the exchange offer could limit the trading market and trading value of your Private Notes.

We will only issue Exchange Notes in exchange for Private Notes that are timely received by the exchange agent. Therefore, you should allow sufficient time to ensure timely delivery of the Private Notes and you should carefully follow the instructions on how to tender your Private Notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the Private Notes. If you do not tender your Private Notes or if we do not accept your Private Notes because you did not tender your Private Notes properly, then, after we consummate the exchange offer, you may continue to hold Private Notes that are subject to the existing transfer restrictions. In addition, if you tender your Private Notes for the purpose of participating in a distribution of the Exchange Notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes. If you are a broker-dealer that receives Exchange Notes for your own account in exchange for Private Notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those Exchange Notes.

The trading market for Private Notes that are not exchanged in the exchange offer could be adversely affected due to the limited amount, or “float,” of the Private Notes that are expected to remain outstanding following the exchange offer. Generally, a lower “float” of a security could result in less demand to purchase that security and could, therefore, result in lower prices for that security. For the same reason, to the extent that a large amount of Private Notes are not exchanged in the exchange offer, the trading market for the Exchange Notes could be adversely affected. See “Plan of Distribution” and “The Exchange Offer.”

The Notes are structurally subordinated. This may affect your ability to receive payments on the Notes.

The Notes are obligations exclusively of Amgen. We currently conduct a significant portion of our operations through our subsidiaries and our subsidiaries have significant liabilities. In addition, we may, and in some cases we have plans to, conduct additional operations through our subsidiaries in the future and, accordingly, our subsidiaries’ liabilities will increase. Our cash flow and our ability to service our debt, including the Notes, therefore partially depends upon the earnings of our subsidiaries, and we depend on the distribution of earnings, loans or other payments by those subsidiaries to us.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the Notes or, subject to existing or future contractual obligations between us and our subsidiaries, to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions and taxes on distributions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

Our right to receive any assets of any of our subsidiaries upon liquidation or reorganization, and, as a result, the right of the holders of the Notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors and preferred stockholders, if any. The Notes do not restrict the ability of our subsidiaries to incur additional liabilities. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to indebtedness held by us.

An active trading market for Exchange Notes may not develop.

The Exchange Notes are a new issue of securities. There is no active public trading market for the Exchange Notes. We do not intend to list the Exchange Notes on any national securities exchange or automated quotation system. Also, the liquidity of the trading market for the Exchange Notes will depend in part on the level of participation of the holders of Private Notes not tendered in the exchange offer. As a result, a market for the Exchange Notes may not develop and, if one does develop, it may not be maintained. Future trading prices of the Exchange Notes will depend on many factors including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities. If an active market for the Exchange Notes fails to develop or be sustained, the trading price and liquidity of the Exchange Notes could be materially adversely affected.

The limited covenants in the indenture for the Notes and the terms of the Notes do not provide protection against some types of important corporate events and may not protect your investment.

The indenture for the Notes does not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the Notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our subsidiaries’ ability to incur indebtedness, which could effectively rank senior to the Notes;

•	limit our ability to incur substantial secured indebtedness that would effectively rank senior to the Notes to the extent of the value of the assets securing the indebtedness;

•	limit our ability to incur indebtedness that is equal in right of payment to the Notes;

•	restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries;

•	restrict our ability to repurchase or prepay our securities; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the Notes.

Furthermore, the indenture for the Notes contains only limited protections in the event of a change in control. We could engage in many types of transactions, such as certain acquisitions, refinancings or recapitalizations that could substantially affect our capital structure and the value of the Notes. For these reasons, you should not consider the covenants in the indenture as a significant factor in evaluating whether to invest in the Notes. In addition, we are subject to periodic review by independent credit rating agencies. Our senior unsecured debt is rated A+ with a negative outlook by Standard & Poor’s and A2 with a negative outlook by Moody’s Investors Service, Inc. An increase in the level of our outstanding indebtedness, or other events that could have an adverse impact on our financial condition or results of operations, may cause the rating agencies to downgrade our debt credit rating generally, and the ratings on the Notes, which could adversely impact the trading prices for, or the liquidity of, the Notes. Any such downgrade could also adversely affect our cost of borrowing, limit our access to the capital markets or result in more restrictive covenants in future debt agreements.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

We sold the Private Notes on May 30, 2007. In connection with that placement, we entered into a registration rights agreement, dated as of May 30, 2007, with the initial purchasers of the Private Notes which requires us to file a registration statement under the Securities Act with respect to the exchange offer. This prospectus is the prospectus contained in the registration statement we have filed in order to satisfy that obligation. Upon the effectiveness of the registration statement, we are required to offer to the holders of the Private Notes the opportunity to exchange their Private Notes for a like principal amount of Exchange Notes, which will be issued without a restrictive legend and which generally may be reoffered and resold by the holder without registration under the Securities Act. The registration rights agreement further provides that we must use our reasonable efforts to complete the exchange offer by April 4, 2008.

Except as provided below, upon the completion of the exchange offer, our obligations with respect to the registration of the Private Notes will terminate. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. Following the completion of the exchange offer, holders of Private Notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and those Private Notes will continue to be subject to restrictions on transfer.

Under some circumstances specified in the registration rights agreement, Amgen may be required to file a “shelf” registration statement for a continuous offering pursuant to Rule 415 under the Securities Act in respect of the Private Notes.

Transferability of the Exchange Notes

Based on interpretations of the Securities Act by the staff of the SEC, in several no-action letters issued to third parties unrelated to us, we believe that you, or any other person receiving Exchange Notes, may offer for resale, resell or otherwise transfer such Exchange Notes without complying with the registration and prospectus delivery requirements of the federal securities laws, if:

•	you, or the person or entity acquiring Exchange Notes, are acquiring the Exchange Notes in the ordinary course of business;

•	neither you nor any such person or entity is engaging in or intends to engage in a distribution of the Exchange Notes within the meaning of the federal securities laws;

•	you satisfy specific requirements of your state’s securities regulations;

•	neither you nor any such person or entity has an arrangement or understanding with any person or entity to participate in any distribution of the Exchange Notes;

•	you satisfy specific requirements of your state’s securities regulations;

•	neither you nor any such person or entity is an “affiliate” of Amgen Inc., as such term is defined under Rule 405 under the Securities Act; and

•	you are not acting on behalf of any person or entity who could not truthfully make these statements.

To participate in the exchange offer, you must represent as the holder of Private Notes that each of the statements above is true. You will be deemed to make such representations by tendering Private Notes in the exchange offer.

Any broker-dealer or any holder of Private Notes who is our affiliate or who intends to participate in the exchange offer for the purpose of distributing the Exchange Notes:

•	will not be able to rely on the interpretations of the staff of the SEC set forth in the no-action letters described above; and

•

must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Exchange Notes, unless the sale or transfer is made pursuant to an exemption from those requirements.

Broker-dealers receiving Exchange Notes in exchange for Private Notes acquired for their own account through market making or other trading activities may not rely on the interpretations of the staff of the SEC set forth in the no-action letters described above. Such broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act and therefore acknowledge and agree, by tendering Private Notes in the exchange offer, that they will deliver a prospectus meeting the requirements of the Securities Act in connection with the resale of the Exchange Notes. By so tendering a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes, other than a resale of an unsold allotment from the original sale of the Private Notes, with the prospectus contained in the exchange offer registration statement. As described above, under the registration rights agreement, we have agreed to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of the Exchange Notes. See “Plan of Distribution.”

You will be deemed to acknowledge and agree to the foregoing by tendering Private Notes in the exchange offer.

Consequences of Failure to Exchange

Following the completion of the exchange offer (except as set forth under “—Purpose of the Exchange Offer” above), holders of Private Notes not tendered will not have any further registration rights and those Private Notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for a holder’s Private Notes could be adversely affected upon completion of the exchange offer if the holder does not participate in the exchange offer. See “Risk Factors—Risks Relating to the Notes—Your failure to tender your Private Notes in the exchange offer could limit the trading market and trading value of your Private Notes.”

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus, Amgen will accept any and all Private Notes validly tendered and not withdrawn prior to the expiration date, or another date and time to which Amgen extends the offer. Amgen will issue minimum denominations of $2,000 principal amount and any integral multiples of $1,000 of principal amount of Exchange Notes in exchange for each minimum denomination of $2,000 principal amount and any integral multiples of $1,000 of principal amount of outstanding Private Notes accepted in the exchange offer. Holders may tender some or all of their Private Notes pursuant to the exchange offer. However, Private Notes may be tendered only in denominations of $2,000 and integral multiples of $1,000 in principal amount.

The form and terms of the Exchange Notes are substantially the same as the form and terms of the Private Notes except that the Exchange Notes have been registered under the Securities Act and will not bear legends restricting their transfer. The Exchange Notes will evidence the same debt as the Private Notes and will be issued pursuant to, and entitled to the benefits of, the indenture pursuant to which the Private Notes were issued.

As of the date of this prospectus, unregistered Senior Floating Rate Notes due 2008 representing $2.0 billion in aggregate principal amount, unregistered 5.85% Senior Notes due 2017 representing $1.1 billion in aggregate principal amount and unregistered 6.375% Senior Notes due 2037 representing $900.0 million were outstanding and there was one registered holder, a nominee of the Depository Trust Company, or DTC. This prospectus is being sent to that registered holder and to others believed to have beneficial interests in the Private Notes. Amgen intends to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

We will be deemed to have accepted validly tendered Private Notes when, as, and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from Amgen. If any tendered Private Notes are not accepted for exchange because of an invalid tender, the occurrence of other events set forth under the heading “—Conditions to the Exchange Offer” or otherwise, Private Notes will be returned, without expense, to the tendering holder of those Private Notes as promptly as practicable after the expiration date, unless the exchange offer is extended.

Holders who tender Private Notes in the exchange offer will not be required to pay brokerage commissions or fees or transfer taxes with respect to the exchange of Private Notes in the exchange offer. We will pay all charges and expenses, other than some applicable taxes, applicable to the exchange offer. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The term “expiration date” means 5:00 p.m., New York City time, on February 19, 2008, unless Amgen, in its sole discretion, extends the exchange offer, in which case the expiration date will mean the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent and each registered holder of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Amgen reserves the right, in its sole discretion:

•

to delay accepting any Private Notes, to extend the exchange offer or, if any of the conditions set forth under “—Conditions to the Exchange Offer” have not been satisfied, to terminate the exchange offer, by giving oral or written notice of the delay, extension or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner.

If we amend the exchange offer in a manner we determine constitutes a material change, we will disclose the amendment as soon as practicable in a prospectus supplement that we will distribute to the registered holders of the Notes. We will also extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure, if the exchange offer would otherwise expire during the five to ten business day period.

Procedures for Tendering

If you are a DTC participant that has Private Notes which are credited to your DTC account also by book-entry and which are held of record by DTC’s nominee, you may tender your Private Notes by book-entry transfer as if you were the record holder. Because of this, references herein to registered or record holders include DTC participants with Private Notes credited to their accounts. If you are not a DTC participant, you may tender your Private Notes by book-entry transfer by contacting your broker or opening an account with a DTC participant.

A holder who wishes to tender Private Notes in the exchange offer must cause to be transmitted to the exchange agent an agent’s message, which agent’s message must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. In addition, the exchange agent must receive a timely confirmation of book-entry transfer of the Private Notes into the exchange agent’s account at DTC through ATOP under the procedure for book-entry transfers described herein along with a properly transmitted agent’s message, on or before the expiration date.

The term “agent’s message” means a message, transmitted by DTC to, and received by, the exchange agent, and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgement from the tendering participant stating that the participant has received and agrees to be bound by the terms and subject to the condition set forth in this prospectus and that we may enforce the agreement against the participant. To receive confirmation of valid tender of Private Notes, a holder should contact the exchange agent at the telephone number listed under “—Exchange Agent.”

Any valid tender of Private Notes that is not withdrawn prior to the expiration date will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus. Only a registered holder of Private Notes may tender the Private Notes in the exchange offer. If you wish to tender Private Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should promptly instruct the registered holder to tender on your behalf.

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance of Private Notes tendered for exchange. We reserve the absolute right to reject any and all tenders of Private Notes not properly tendered or Private Notes our acceptance of which might, in the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities or conditions of tender as to any particular Private Notes. However, to the extent we waive any conditions of tender with respect to one tender of Private Notes, we will waive that condition for all tenders as well. Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Private Notes must be cured within the time period we determine. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give you notification of defects or irregularities with respect to tenders of your Private Notes.

Tenders of Private Notes involving any irregularities will not be deemed to have been made until such irregularities have been cured or waived. Private Notes received by the exchange agent in connection with the exchange offer that are not validly tendered and as to which the irregularities have not been cured within the time period we determine or waived will be returned by the exchange agent to the DTC participant who delivered such Private Notes by crediting an account maintained at DTC designated by such DTC participant promptly after the expiration date of the exchange offer or the withdrawal or termination of the exchange offer.

In addition, we reserve the right in our sole discretion to purchase or make offers for any Private Notes that remain outstanding after the expiration date or, as set forth under “—Conditions to the Exchange Offer,” to terminate the exchange offer and, to the extent permitted by applicable law, purchase Private Notes in the open market, in privately negotiated transactions, or otherwise. The terms of any of these purchases or offers could differ from the terms of the exchange offer.

By tendering Private Notes in the exchange offer, you represent to us that, among other things:

•	you, or the person or entity acquiring Exchange Notes, are acquiring the Exchange Notes in the ordinary course of business;

•	neither you nor any person or entity receiving the related Exchange Notes is engaging in or intends to engage in a distribution of the Exchange Notes within the meaning of the federal securities laws;

•	you satisfy specific requirements of your state’s securities regulations;

•	neither you nor any person or entity receiving the related Exchange Notes has an arrangement or understanding with any person or entity to participate in any distribution of the Exchange Notes;

•	neither you nor any person or entity receiving the related Exchange Notes is an “affiliate” of Amgen Inc., as that term is defined under Rule 405 of the Securities Act; and

•	you are not acting on behalf of any person or entity who could not truthfully make these statements.

Book-Entry Transfer

Upon satisfaction of all conditions to the exchange offer, we will accept, promptly after the expiration date, all Private Notes properly tendered and will issue the Exchange Notes promptly after acceptance of the Private Notes.

For purposes of the exchange offer, we will be deemed to have accepted properly tendered Private Notes for exchange when we have given oral or written notice of that acceptance to the exchange agent. For each initial note accepted for exchange, you will receive an exchange note having a principal amount equal to that of the surrendered initial note.

In all cases, we will issue Exchange Notes for Private Notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	timely confirmation of book-entry transfer of your Private Notes into the exchange agent’s account at DTC; and

•	a properly transmitted agent’s message.

If we do not accept any tendered Private Notes for any reason set forth in the terms of the exchange offer, we will credit the non-exchanged Private Notes to your account maintained with DTC.

Withdrawal Rights

You may withdraw your tender of Private Notes at any time before the exchange offer expires.

For a withdrawal to be effective, the holder must cause to be transmitted to the exchange agent an agent’s message, which agent’s message must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. In addition, the exchange agent must receive a timely confirmation of book-entry transfer of the Private Notes out of the exchange agent’s account at DTC under the procedure for book-entry transfers described herein along with a properly transmitted agent’s message on or before the expiration date.

We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Our determination will be final and binding on all parties. Any Private Notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. The Private Notes will be credited to an account maintained with DTC for the Private Notes. You may retender properly withdrawn Private Notes by following one of the procedures described under “—Procedures for Tendering” at any time on or before the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue Exchange Notes in exchange for, any Private Notes and may terminate or amend the exchange offer if, at any time before the acceptance of those Private Notes for exchange or the exchange of the Exchange Notes for those Private Notes, we determine that the exchange offer violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions or may be waived by us in whole or in part at any time and from time to time in our sole discretion. Our failure to exercise any of the foregoing rights at any time is not a waiver of any of these rights and each of these rights will be an ongoing right which may be asserted at any time and from time to time.

If we determine that any of these conditions are not satisfied, we may:

•	refuse to accept any Private Notes and return all tendered Private Notes to you;

•	extend the exchange offer and retain all Private Notes tendered before the exchange offer expires, subject, however, to your rights to withdraw the Private Notes; or

•	waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered Private Notes that have not been withdrawn.

If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that we will distribute to the registered holders of the Private Notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

In addition, we will not accept for exchange any Private Notes tendered, and no Exchange Notes will be issued in exchange for those Private Notes, if at the time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended. In any of those events, we will use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Fees and Expenses

We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail. However, additional solicitations may be made by facsimile transmission, telephone or in person by our officers and other employees of Amgen. We will pay the estimated cash expenses to be incurred in connection with the exchange offer, which include fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.

Transfer Taxes

Holders who tender their Private Notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register Exchange Notes in the name of, or request that Private Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those Private Notes.

Accounting Treatment

For accounting purposes, we will not recognize any gain or loss upon the exchange of the Exchange Notes for Private Notes. We will amortize expenses incurred in connection with the issuance of the Exchange Notes over the terms of the Exchange Notes.

Consequence of Failures to Exchange

Participation in the exchange offer is voluntary. We urge you to consult your financial and tax advisors in making your decisions on what action to take. Private Notes that are not exchanged for Exchange Notes pursuant to the exchange offer will remain restricted securities. Accordingly, those Private Notes may be resold only:

•	to a person whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

•	in a transaction meeting the requirements of Rule 144 under the Securities Act;

•	outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 of Regulation S under the Securities Act;

•	in accordance with another exemption from the registration requirements of the Securities Act and based upon an opinion of counsel if we so request;

•	to us; or

•	pursuant to an effective registration statement.

In each case, the Private Notes may be resold only in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

Exchange Agent

You should direct any questions and requests for assistance and requests for additional copies of this prospectus to the exchange agent addressed as follows:

The Bank of New York

101 Barclay Street—7 East

New York, New York 10286

Attention: Carolle Montreuil,

Corporate Trust Operations,

Reorganization Unit

Telephone: (212) 815-5920

Facsimile: (212) 298-1915

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the Exchange Notes. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive in exchange Private Notes in like principal amount, which will be canceled. Accordingly, there will not be any increase in our outstanding indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

	Nine months ended September 30, 2007	Year ended December 31,
		2006	2005	2004	2003	2002
Ratio of Earnings to Fixed Charges	12.7x	19.5x	32.2x	41.8x	44.8x	(a)

(a)	Earnings are approximately $716 million lower than the amount needed to cover fixed charges in this year. Earnings were negatively impacted by a write-off of acquired in-process research and development of approximately $3.0 billion related to the acquisition of Immunex Corporation.

These computations include Amgen and its consolidated subsidiaries. For these ratios, “earnings” is computed by adding income (loss) before income taxes and fixed charges (excluding capitalized interest) and excluding our share of income/losses in equity method affiliates. Fixed charges consist of (i) interest expense, which includes amortized premiums, discounts and capitalized expenses related to indebtedness, (ii) capitalized interest and (iii) a reasonable approximation of the interest factor deemed to be included in rental expense. Fixed charges exclude any interest related to unrecognized tax benefits, which is included in the provision for income taxes in our consolidated statements of operations. In addition, for the nine months ended September 30, 2007, fixed charges also exclude the write-off of deferred financing and related costs resulting from the repayment of certain of our convertible debt.

For the periods indicated above, we have no outstanding shares of preferred stock with required dividend payments. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are identical to the ratios presented in the tables above.

DESCRIPTION OF NOTES

On May 30, 2007, Amgen Inc. issued the Private Notes. The Private Notes were issued pursuant to an indenture, dated as of August 4, 2003, between Amgen and The Bank of New York (as successor to JPMorgan Chase Bank, N.A.), as trustee. The indenture will also govern the terms and conditions relating to the Exchange Notes. The Senior Floating Rate Notes due 2008, the 5.85% Senior Notes due 2017 and the 6.375% Senior Notes due 2037, are each a separate series of notes under the indenture. We may issue additional notes under the indenture. The Exchange Notes and the Private Notes are collectively referred to herein as the Notes.

The following description is a summary of the material provisions of the indenture and the Notes. It does not restate the agreement in its entirety. We urge you to read the indenture and the Notes because they, and not this description, define your rights as Holders of these Notes. We have made copies of the indenture available as set forth under “Where You Can Find More Information.”

As used in this discussion under the heading “Description of Notes,” unless otherwise specified, the terms “Amgen” “we,” “our,” and “us” refer solely to Amgen Inc. and not its subsidiaries.

The terms of the Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

General

•	The Notes will be our senior unsecured obligations and will rank equal in right of payment to all of our other unsecured senior indebtedness, whether currently existing or hereafter created;

•	The 2017 Notes, the 2037 Notes and the Floating Rate Notes will initially be issued in aggregate principal amounts of $1.1 billion, $900.0 million and $2.0 billion, respectively;

•	The 2017 Notes will mature on June 1, 2017, the 2037 Notes will mature on June 1, 2037 and the Floating Rate Notes will mature on November 28, 2008;

•

The Floating Rate Notes will pay interest at a rate per annum equal to three-month LIBOR (as defined below) plus .08%. We will pay interest on the Floating Rate Notes in cash quarterly in arrears on November 28, 2007, February 28, 2008, May 28, 2008, August 28, 2008 and November 28, 2008 to be updated based on date of filing, and will initially accrue from the date of issuance and thereafter from the last date to which interest has been paid; and

•

The 2017 Notes will pay interest at the rate of 5.85% per annum and the 2037 Notes will pay interest at the rate of 6.375% per annum, which, in each case, shall be payable semi-annually in arrears on each June 1 and December 1, beginning December 1, 2007 and will initially accrue from the date of issuance and thereafter from the last date to which interest has been paid.

We may, without notice to or the consent of the holders or beneficial owners of the Notes, create and issue additional notes and/or notes having the same ranking, interest rate, maturity and other terms as the Notes of that series. Any additional debt securities having such similar terms, together with that series of Notes, could be considered part of the same series of Notes under the indenture. In addition, the Exchange Notes will form a single series with the Private Notes for which such Exchange Notes were exchanged.

The Notes are redeemable prior to maturity as described below under the heading “—Optional Redemption.” The Notes do not have the benefit of a sinking fund. The Notes will be issued only in registered form without coupons in minimum denominations of $2,000 and any integral multiple of $1,000. Each series of Notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, New York, New York, which we refer to as DTC. See “—Book-Entry; Delivery and Form.”

Payments on the Notes will be made through the paying agent, which will initially be the trustee, to DTC. Payments on the Notes will be made in United States dollars at the office or agency maintained by us in the Borough of Manhattan, The City of New York (or, if we fail to maintain such office or agency, at the corporate trust office of the trustee in New York, New York or if the trustee does not maintain an office in New York, at the office of a paying agent in New York). At our option, however, if Certificated Notes (as defined below) are issued, we may make payments by check mailed to the holder’s registered address or by wire transfer to the account designated in writing to the trustee. You may present the Notes for registration of transfer and exchange, without service charge (but we may require a sum sufficient to cover any tax or other governmental charge in connection with such transfer or exchange), at the office or agency maintained by us in New York, New York (or, if we fail to maintain such office or agency, at the corporate trust office of the trustee in New York, New York or if the trustee does not maintain an office in New York, at the office of a paying agent in New York). The transfer of Certificated Notes will be registrable, and Notes will be exchangeable for notes of other denominations of an equal aggregate principal amount, at such office or agency.

Interest

Interest on the Floating Rate Notes

We will pay interest on the Floating Rate Notes at a rate per annum equal to three-month LIBOR plus .08%. We will pay interest on the Floating Rate Notes in cash quarterly in arrears on November 28, 2007, February 28, 2008, May 28, 2008, August 28, 2008 and November 28, 2008.

Interest will be paid to the holder in whose name a Floating Rate Note is registered at the close of business on the day that is 15 days prior to the relevant interest payment date, whether or not such day is a Business Day (as defined below).

If any of the quarterly interest payment dates listed above falls on a day that is not a Business Day, we will postpone the interest payment date to the next succeeding Business Day unless that Business Day is in the next succeeding calendar month, in which case the interest payment date will be the immediately preceding Business Day. Interest on the Floating Rate Notes will be computed on the basis of a 360-day year and the actual number of days elapsed.

The interest rate on the Floating Rate Notes will be calculated by the calculation agent appointed by us and will be equal to LIBOR plus .08%. The interest rate in effect for the period from May 30, 2007 to and including August 28, 2007, the initial reset date, was established by us as the rate for deposits in United States dollars having a maturity of three months commencing on May 30, 2007 that appeared on Reuters Screen LIBOR01 Page as of 11:00 a.m., London Time, on the second Business Day preceding May 30, 2007, plus .08%, which amount was 5.44%. The calculation agent will reset the interest rate on each interest payment date, each of which we will refer to as an “interest reset date.” The second Business Day preceding an interest reset date will be the “interest determination date” for that interest reset date. The interest rate in effect on each day that is not an interest reset date will be the interest rate determined as of the interest determination date pertaining to the immediately preceding interest reset date. The interest rate in effect on any day that is an interest reset date will be the interest rate determined as of the interest determination date pertaining to that interest reset date, except that the interest rate in effect for the period from and including May 30, 2007 to the initial interest reset date was 5.44%.

“LIBOR” will be determined by the calculation agent in accordance with the following provisions:

(1)	With respect to any interest determination date, LIBOR will be the rate for deposits in United States dollars having a maturity of three months commencing on the first day of the applicable interest period that appears on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on that interest determination date. If no rate appears, then LIBOR, in respect to that interest determination date, will be determined in accordance with the provisions described in (2) below.

(2)	With respect to an interest determination date on which no rate appears on Reuters Screen LIBOR01 Page (or such other page as may replace such page), as specified in (1) above, the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in United States dollars for the period of three months, commencing on the first day of the applicable interest period, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time. If at least two quotations are provided, then LIBOR on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in The City of New York, on the interest determination date by three major banks in The City of New York selected by the calculation agent for loans in United States dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in United States dollars in that market at that time. If at least two such rates are so provided, LIBOR on the interest determination date will be the arithmetic mean of such rates. If fewer than two such rates are so provided, LIBOR on the interest determination date will be LIBOR in effect with respect to the immediately preceding interest determination date.

“Reuters Screen LIBOR01” means the display designated as Reuters Monitor Money Rates Service or any other successor service or page as may replace Reuters Screen LIBOR01 for the purpose of displaying London interbank offered rates of major banks.

Interest on the 2017 Notes and the 2037 Notes

The 2017 Notes will accrue interest at a rate of 5.85% per annum, and the 2037 Notes will accrue interest at a rate of 6.375% per annum. The 2017 Notes and the 2037 Notes will accrue interest on their stated principal amount from May 30, 2007, or from the most recent interest payment date to which interest has been paid or duly provided for, and accrued and unpaid interest will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing on December 1, 2007. Interest will be paid to the holder in whose name a fixed rate note is registered at the close of business on the day that is 15 days prior to the relevant interest payment date, whether or not such day is a Business Day.

The amount of interest payable for any full semi-annual interest period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full semi-annual interest period for which interest is computed, will be computed on the basis of 30-day months and, for periods of less than a month, the actual number of days elapsed per 30-day month. If any date on which interest is payable on either the 2017 Notes or the 2037 Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on such interest payment date.

Ranking

The Notes will be senior unsecured obligations of Amgen. The Notes will rank:

•

equal in right of payment to all of our other existing and future senior unsecured indebtedness, including indebtedness under our senior credit facility, our 4.00% Senior Notes due 2009, our 4.85% Senior Notes due 2014, our 0.125% Convertible Senior Notes due 2011 and our 0.375% Convertible Senior Notes due 2013;

•	senior in right of payment to all of our existing and future subordinated indebtedness; and

•

effectively subordinated in right of payment to all of our subsidiaries’ obligations (including secured and unsecured obligations) and subordinated in right of payment to our secured obligations, to the extent of the assets securing such obligations.

The Notes and the indenture do not limit our ability to incur additional indebtedness. We may incur substantial additional amounts of indebtedness in the future.

Optional Redemption

Redemption of Floating Rate Notes

The Floating Rate Notes may be redeemed at any time on or after November 28, 2007, in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of the Floating Rate Notes being redeemed plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

Redemption of the 2017 Notes and 2037 Notes

The 2017 Notes and the 2037 Notes may be redeemed at any time prior to maturity at our option, in whole or from time to time in part, at a redemption price equal to the sum of (1) 100% of the principal amount of any Notes being redeemed plus accrued and unpaid interest to, but not including, the redemption date, and (2) the Make-Whole Amount (as defined below), if any.

Redemption Procedure

If less than all the Notes of a series are to be redeemed, the trustee shall select the Notes of that series to be redeemed pro rata. The trustee shall make the selection from the outstanding Notes of that series not previously called for redemption. The trustee may select for redemption portions of the principal of the Notes of that series that have denominations larger than $2,000. Notes of that series and portions of them that the trustee selects shall be in amounts of $2,000 and any integral multiples of $1,000. Provisions of the indenture that apply to Notes called for redemption also apply to portions of those Notes called for redemption.

If we give notice as provided in the indenture and funds for the redemption of any Notes called for redemption sufficient to pay the redemption price have been deposited with the paying agent on or before 10:00 a.m., New York time, on the redemption date, such Notes will cease to bear interest on the date fixed for redemption. Thereafter, the only right of the holders of such Notes will be to receive payment of the redemption price.

Upon surrender of a Note that is redeemed in part, we shall execute and the trustee shall authenticate for the holder a new note of the same series and the same maturity equal in principal amount to the unredeemed portion of the note surrendered.

We will give notice of any optional redemption to the registered holders of Notes at least 30 but not more than 60 days before a redemption date. The notice shall identify the Notes to be redeemed and shall state:

•	the redemption date;

•	the redemption price;

•	the name and address of the paying agent;

•	that the Notes called for redemption must be surrendered to the paying agent to collect the redemption price;

•	that interest on the Notes called for redemption ceases to accrue on and after the redemption date; and

•	the CUSIP number of the Notes.

At our request, the trustee shall give the notice of redemption in our name and at our expense.

Change of Control Offer

If a change of control triggering event occurs, unless we have exercised our option to redeem the Notes as described above, we will be required to make an offer (the “change of control offer”) to each holder of the Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s Notes on the terms set forth in such Notes. In the change of control offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of repurchase (the “change of control payment”). Within 30 days following any change of control triggering event, a notice will be provided to holders of the Notes describing the transaction that constitutes the change of control triggering event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is provided (the “change of control payment date”).

On the change of control payment date, we will, to the extent lawful:

•	accept for payment all Notes or portions of Notes properly tendered pursuant to the change of control offer;

•	deposit with the paying agent an amount equal to the change of control payment in respect of all Notes or portions of Notes properly tendered; and

•

deliver or cause to be delivered to the trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.

We will not repurchase any Notes if there has occurred and is continuing on the change of control payment date an event of default under the indenture, other than a default in the payment of the change of control payment upon a change of control triggering event.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a change of control triggering event. To the extent that the provisions of any such securities laws or regulations conflict with the change of control offer provisions of the Notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the change of control offer provisions of the Notes by virtue of any such conflict.

For purposes of the change of control offer provisions of the Notes, the following terms will be applicable:

“Beneficial owner” shall be determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act or any successor provisions, except that a person will be deemed to have beneficial ownership of all shares that person has the right to acquire irrespective of whether that right is exercisable immediately or only after the passage of time.

“Change of control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person or group (other than our company or one of our subsidiaries) becomes the beneficial owner, directly or indirectly, of more than 50% of our voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; provided, however, that a person shall not be deemed beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act; or (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to one or more persons or groups (other than our company or one of our subsidiaries); provided that none of the circumstances in this clause (2) will be a change of control if the persons that beneficially own our voting stock immediately prior to the transaction own, directly or indirectly, shares with a majority of the total voting power of all outstanding voting securities of the surviving or transferee person that are entitled to vote generally in the election of that person’s board of directors, managers or trustees immediately after the transaction.

“Change of control triggering event” means the occurrence of both a change of control and a rating event.

“Group” has the meaning given by Sections 13(d) and 14(d) of the Exchange Act or any successor provisions and includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision.

“Investment grade rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc.

“Person” has the meaning given by Sections 13(d) and 14(d) of the Exchange Act or any successor provisions.

“Rating agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s or S&P, or each of them, as the case may be.

“Rating event” means the rating on the Notes is lowered by each of the rating agencies and the Notes are rated below an investment grade rating by each of the rating agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the rating agencies) after the earlier of (1) the occurrence of a change of control and (2) public notice of the occurrence of a change of control or our intention to effect a change of control.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Voting stock” as applied to stock of any person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

Certain Covenants

Limitation on Liens

The indenture provides that, with respect to each series of Notes, we will not, nor will we permit any of our Subsidiaries to, create or incur any Lien on any of our or their respective Properties, whether now owned or hereafter acquired, or upon any income or profits therefrom, in order to secure any of our Indebtedness, without effectively providing that such series of Notes shall be equally and ratably secured until such time as such Indebtedness is no longer secured by such Lien, except:

(1)	Liens existing as of the closing date of the offering of the Notes;

(2)	Liens granted after the closing date of the offering of the Notes on any of our or our Subsidiaries’ Properties securing our Indebtedness created in favor of the holders of the Notes;

(3)	Liens securing our Indebtedness which are incurred to extend, renew or refinance Indebtedness which is secured by Liens permitted to be incurred under the indenture; provided that those Liens do not extend to or cover any of our or our Subsidiaries’ Property other than the Property securing the Indebtedness being refinanced and that the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness being refinanced;

(4)	Liens created in substitution of or as replacements for any Liens permitted by the clauses directly above, provided that, based on a good faith determination of one of our officers, the Property encumbered under any such substitute or replacement Lien is substantially similar in nature to the Property encumbered by the otherwise permitted Lien which is being replaced; and

(5)	Permitted Liens.

Notwithstanding the foregoing, we and any of our Subsidiaries may, without securing any series of Notes, create or incur Liens which would otherwise be subject to the restrictions set forth in the preceding paragraph, if after giving effect thereto, Exempted Debt does not exceed the greater of (a) 35% of Consolidated Net Worth calculated as of the date of the creation or incurrence of the Lien or (b) 35% of Consolidated Net Worth calculated as of the date of the issuance of the Notes.

Limitation on Sale and Lease-Back Transactions

The indenture provides that we will not, nor will we permit any of our Subsidiaries to, enter into any sale and lease-back transaction for the sale and leasing back of any Property, whether now owned or hereafter acquired, of ours or any of our Subsidiaries, unless:

(1)	such transaction was entered into prior to the closing date of the offering of the Notes;

(2)	such transaction was for the sale and leasing back to us of any Property by one of our Subsidiaries;

(3)	such transaction involves a lease for less than three years;

(4)	we would be entitled to incur Indebtedness secured by a mortgage on the property to be leased in an amount equal to the Attributable Liens with respect to such sale and lease-back transaction without equally and ratably securing the Notes pursuant to the first paragraph of “—Limitation on Liens” above; or

(5)	we apply an amount equal to the fair value of the Property sold to the purchase of Property or to the retirement of our or any of our Subsidiaries’ long-term Indebtedness within 120 days of the effective date of any such sale and lease-back transaction. In lieu of applying such amount to such retirement, we may, or may cause any of our Subsidiaries to, deliver debt securities to the trustee therefor for cancellation, such debt securities to be credited at the cost thereof to us.

Notwithstanding the foregoing, we and any of our Subsidiaries may enter into any sale lease-back transaction which would otherwise be subject to the foregoing restrictions if after giving effect thereto and at the time of determination, Exempted Debt does not exceed the greater of (a) 35% of Consolidated Net Worth calculated as of the closing date of the sale-leaseback transaction or (b) 35% of Consolidated Net Worth calculated as of the date of the issuance of the Notes.

Certain Definitions

As used in this section, the following terms have the meanings set forth below.

“Attributable Liens” means in connection with a sale and lease-back transaction the lesser of:

(1)	the fair market value of the assets subject to such transaction; and

(2)	the present value (discounted at a rate per annum equal to the average interest borne by all outstanding debt securities issued under the indenture (which may include debt securities in addition to the Notes offered hereby) determined on a weighted average basis and compounded semi-annually) of the obligations of the lessee for rental payments during the term of the related lease.

“Business Day” means any day except a Saturday, Sunday or a legal holiday in The City of New York on which banking institutions are authorized or required by law, regulation or executive order to close and, solely for purposes of determining the interest rate on the Floating Rate Notes, which day is also a London Business Day.

“Capital Lease” means any Indebtedness represented by a lease obligation of a Person incurred with respect to real property or equipment acquired or leased by such Person and used in its business that is required to be recorded as a capital lease in accordance with GAAP.

“Consolidated Net Worth” means, as of any date of determination, the Stockholders’ Equity of us and our Consolidated Subsidiaries on that date.

“Consolidated Subsidiary” means, as of any date of determination and with respect to any Person, any Subsidiary of that Person whose financial data is, in accordance with GAAP, reflected in that Person’s consolidated financial statements.

“Credit Agreement” means the Credit Agreement, dated as of July 16, 2004, among us, the banks therein named, Citibank N.A., as issuing bank, Citicorp USA, Inc, as administrative agent, and Barclays Bank PLC, as syndication agent, as such agreement may be amended (including any amendment, restatement, refinancing and successors thereof), supplemented or otherwise modified from time to time, including any increase in the principal amount of the obligations thereunder.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Exempted Debt” means the sum of the following as of the date of determination:

(1)	our Indebtedness incurred after the closing date and secured by Liens not permitted by the first sentence under “—Limitation on Liens” above; and

(2)	our and our Subsidiaries’ Attributable Liens in respect of sale and lease-back transactions entered into after the closing date pursuant to the second paragraph of “—Limitation on Sale and Lease-Back Transactions” above.

“GAAP” means accounting principles generally accepted in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the date of determination.

“Governmental Agency” means:

(1)	any foreign, federal, state, county or municipal government, or political subdivision thereof;

(2)	any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body;

(3)	any court or administrative tribunal;

(4)	with respect to any Person, any arbitration tribunal or other nongovernmental authority to whose jurisdiction that Person has consented.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Indebtedness” of any Person means, without duplication, any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements with respect thereto) or representing the balance deferred and unpaid of the purchase price of any Property (including pursuant to Capital Leases), except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared on a consolidated basis in accordance with GAAP (but does not include contingent liabilities which appear only in a footnote to a balance sheet), and shall also include, to the extent not otherwise included, the guaranty of items which would be included within this definition.

“Laws” means, collectively, all foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or controlling precedents of any Governmental Agency.

“Lien” means any lien, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

“London Business Day” means any day on which dealings in United States dollars are transacted in the London interbank market.

“Make-Whole Amount” means the excess of (1) the net present value, on the redemption date, of the principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable if such redemption had not been made, over (2) the aggregate principal amount of the 2017 Notes and the 2037 Notes being redeemed or paid. Net present value shall be determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (as defined below and as determined on the third Business Day preceding the date such notice of redemption is given) from the respective dates on which such principal and interest would have been payable if such redemption had not been made.

“Permitted Liens” means:

(1)	Liens securing Indebtedness under Credit Facilities;

(2)	Liens on accounts receivable, merchandise inventory, equipment, and patents, trademarks, trade names and other intangibles, securing our Indebtedness;

(3)

Liens on any of our assets, any of our Subsidiaries’ assets, or the assets of any joint venture to which we or any of our Subsidiaries is a party, created solely to secure obligations incurred to finance the refurbishment, improvement or construction of such asset, which obligations are incurred no later than

24 months after completion of such refurbishment, improvement or construction, and all renewals, extensions, refinancings, replacements or refundings of such obligations;

(4)	(a) Liens given to secure the payment of the purchase price incurred in connection with the acquisition (including acquisition through merger or consolidation) of Property (including shares of stock), including Capital Lease transactions in connection with any such acquisition, and (b) Liens existing on Property at the time of acquisition thereof or at the time of acquisition by us or one of our Subsidiaries of any Person then owning such Property whether or not such existing Liens were given to secure the payment of the purchase price of the Property to which they attach; provided that, with respect to clause (a), the Liens shall be given within 24 months after such acquisition and shall attach solely to the Property acquired or purchased and any improvements then or thereafter placed thereon;

(5)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(6)	Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers” acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(7)	Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other Property relating to such letters of credit and the products and proceeds thereof;

(8)	Liens on key-man life insurance policies granted to secure our Indebtedness against the cash surrender value thereof;

(9)	Liens encumbering customary initial deposits and margin deposits and other Liens in the ordinary course of business, in each case securing Hedging Obligations and forward contract, option, futures contracts, futures options or similar agreements or arrangements designed to protect us or any of our Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

(10)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by us or any of our Subsidiaries in the ordinary course of business;

(11)	pre-existing Liens on assets acquired by us or any of our Subsidiaries after the closing date of the offering of the Notes;

(12)	Liens in our favor or the favor of any of our Subsidiaries;

(13)	inchoate Liens incident to construction or maintenance of real property, or Liens incident to construction or maintenance of real property, now or hereafter filed of record for sums not yet delinquent or being contested in good faith, if reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefore;

(14)	statutory Liens arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith, if reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefore;

(15)	Liens consisting of pledges or deposits to secure obligations under workers’ compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

(16)

Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business to which we or any of our Subsidiaries is a party as lessee, provided the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 16 2/3% of the annual fixed rentals payable under such lease;

(17)	Liens consisting of deposits of Property to secure our statutory obligations or statutory obligations of any of our Subsidiaries in the ordinary course of its business;

(18)	Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which we or any of our Subsidiaries is a party in the ordinary course of its business, but not in excess of $75,000,000;

(19)	purchase money Liens or purchase money security interests upon or in any Property acquired or held by us or any of our Subsidiaries in the ordinary course of business to secure the purchase price of such Property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such Property;

(20)	Liens on an asset created in connection with the acquisition, construction or development of additions, extensions or improvements to such asset which shall be financed by obligations described in Sections 142, 144(a) or 144(c) of the Internal Revenue Code of 1986, as amended, or by obligations entitled to substantially similar tax benefits under other legislation or regulations in effect from time to time; and

(21)	Liens on Property subject to escrow or similar arrangements established in connection with litigation settlements.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Property” means any property or asset, whether real, personal or mixed, or tangible or intangible.

“Reinvestment Rate” means, for the 2017 Notes, .15%, and for the 2037 Notes, .20%, in each case plus the arithmetic mean of the yields under the respective heading “Week Ending” published in the most recent Statistical Release (as defined below) under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purpose of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

“Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such Statistical Release is not published at the time of any determination under the indenture, then such other reasonably comparable index which shall be designated by us.

“Stockholders’ Equity” means, as of any date of determination, stockholders’ equity as of that date determined in accordance with GAAP; provided that there shall be excluded from Stockholders’ Equity any amount attributable to capital stock that is, directly or indirectly, required to be redeemed or repurchased by the issuer thereof at a specified date or upon the occurrence of specified events or at the election of the holder thereof.

“Subsidiary” of any specified person means any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person or a combination thereof.

Events of Default

Event of default means, with respect to each series of Notes, any of the following events:

•

default in the payment of any interest on the Notes of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of the Notes of that series at maturity;

•

default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than the Notes), which default continues uncured for a period of 90 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than a majority in principal amount of the outstanding Notes of the affected series as provided in the indenture; or

•	certain events of bankruptcy, insolvency or reorganization of our company.

No event of default with respect to the 2017 Notes, the 2037 Notes or the Floating Rate Notes (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an event of default with respect to a series of Notes occurs and is continuing (other than an event of default regarding certain events of bankruptcy, insolvency or reorganization of our company), then the trustee or the holders of not less than a majority in principal amount of the outstanding Notes of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of, and accrued and unpaid interest, if any, on all Notes of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal of and accrued and unpaid interest, if any, on all outstanding debt securities issued under the indenture will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities, including the Notes. At any time after a declaration of acceleration with respect to a series of Notes has been made, and before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding Notes of that series may, by written notice to us and the trustee, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to the Notes of that series, have been cured or waived as provided in the indenture.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of Notes, unless the trustee receives a reasonable security or indemnity against any costs, expenses or liabilities. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding Notes of the affected series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the Notes of that series.

No holder of any Note of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver or trustee, or for any remedy under the indenture unless, among other things:

•	that holder has previously given written notice to the trustee of a continuing event of default with respect to the Notes of that series; and

•

the holders of at least a majority in principal amount of the outstanding Notes of that series shall have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding Notes of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days after its receipt of such written request and offer of indemnity.

Notwithstanding the foregoing, the holder of any Note will have an absolute and unconditional right to receive payment of the principal of and interest, if any, on that Note on the maturity date expressed in that Note and to institute suit for the enforcement of any such payment.

If any securities are outstanding under the indenture, the indenture requires us, within 120 days after the end of each fiscal year, to furnish to the trustee a statement as to our compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of the Notes of any default or event of default (except in the case of a default or event of default in payment of principal of or interest on any note of that series) with respect to Notes of that series if it in good faith determines that withholding notice is in the interest of the holders of those Notes.

Modification and Waiver

We may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding Notes of the affected series. We may not make any modification or amendment without the consent of each holder of the Notes of the affected series if such action would:

•	reduce the amount of Notes whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including any additional amounts) on the Notes;

•	reduce the principal of or change the fixed maturity of the Notes;

•

waive a default or event of default in the payment of the principal of or interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or interest on the Notes payable in currency other than that stated in the Notes;

•

make any change to certain provisions of the indenture relating to, among other things, the right of holders of the Notes to receive payment of the principal of and interest on the Notes and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to the Notes.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding Notes of the affected series may, on behalf of the holders of all the Notes of that series, waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding Notes of the affected series may, on behalf of the holders of all the Notes of such series, waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of or interest on any note of that series or in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding note of that series; provided, however, that the holders of a majority in principal amount of the outstanding Notes of the affected series may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration.

Notwithstanding the preceding, without the consent of any holder of Notes, we and the trustee may amend or supplement the indenture or the Notes:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with the covenant described below under the heading “—Consolidation, Merger and Sale of Assets”;

•	to provide for uncertificated notes in addition to or in place of Certificated Notes;

•	to make any change that would not adversely affect the rights of any holder;

•	to provide for the issuance of any additional notes as permitted by the indenture;

•

to appoint a successor trustee with respect to the Notes and to add to or change any of the provisions of the indenture necessary to provide for the administration of the trusts in the indenture by more than one trustee; or

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939.

No amendment to cure any ambiguity, defect or inconsistency in the indenture made solely to conform the indenture to the description of Notes contained in this prospectus will be deemed to adversely affect the interests of the holders of the Notes.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, which we refer to as a “successor person,” unless:

•

we are the surviving corporation or the successor person (if other than Amgen) is organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes under a supplemental indenture our obligations on the Notes and under the indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing under the indenture; and

•

we have delivered to the trustee prior to the consummation of the proposed transaction an officers’ certificate to the foregoing effect and an opinion of counsel stating that the proposed transaction and the supplemental indenture comply with the indenture.

Notwithstanding the foregoing, any of our Subsidiaries may consolidate with, merge into or transfer all or part of its properties and assets to us.

Defeasance and Covenant Defeasance

Legal Defeasance. The indenture provides that we may be discharged from any and all obligations in respect of the Notes (except for certain obligations, such as our obligation to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, and to maintain paying agencies). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of and interest on the Notes on the dates such installments of principal and interest are due in accordance with the terms of the indenture and the Notes.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants. The indenture provides that upon compliance with certain conditions:

•

we may omit to comply with the covenant described under the heading “—Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants set forth in this prospectus; and

•	any omission to comply with those covenants will not constitute a default or an event of default with respect to the Notes, which we refer to as a “covenant defeasance.”

The conditions include:

•

depositing with the trustee money and/or U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of and interest, if any, on the Notes on the dates such installments of principal and interest are due in accordance with the terms of the indenture and the Notes; and

•

delivering to the trustee an opinion of counsel to the effect that the holders of the Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and related covenant defeasance had not occurred.

Concerning the Trustee

The Bank of New York is trustee under the indenture.

Governing Law

The indenture and the Notes are governed by, and construed in accordance with, the law of the State of New York.

Book-Entry; Delivery and Form

Except as set forth below, the Notes will be issued in registered, global form (the “Global Notes”) in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Global Notes will be deposited upon issuance with the trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive Notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Notes.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Neither we nor any underwriter or agent, or the trustee take any responsibility for these operations and procedures and urge investors to contact DTC or its participants directly to discuss these matters.

DTC has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes may hold their interests therein directly through DTC, if they are the Participants in that system, or indirectly through organizations which are the Participants in that system. All interests in a Global Note may also be subject to the procedures and requirements of DTC. The laws of some states require that some persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to those persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of Indirect Participants and some banks, the ability of a person having beneficial interests in a Global Note to pledge those interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of those interests, may be affected by the lack of a physical certificate evidencing those interests.

Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest, premium and additional interest, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any of our respective agents has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the

Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any Participants in identifying the beneficial owners of the Notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets the settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same day fund settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among Participants and Indirect Participants, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the trustee nor any of our respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for a Certificated Note only if:

(1)	DTC (a) notifies us that it is unwilling or unable to continue as depository for the Global Notes or (b) at any time has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depository registered as a clearing agency under the Exchange Act within 90 days of such event;

(2)	we, at our option, notify the trustee in writing to the effect that we elect to cause the issuance of the Certificated Notes; or

(3)	there has occurred and is continuing an event of default with respect to the Notes.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

Same Day Settlement and Payment

We will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and additional amounts, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. We will make all payments of principal, interest and premium, if any, and additional amounts, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The Notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a Business Day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the Business Day for Euroclear or Clearstream following DTC’s settlement date.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus together with any resale of those Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in the resales of Exchange Notes received in exchange for Private Notes where those Private Notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of up to 90 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests it for use in these resales.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers or any other persons. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to these prevailing market prices or negotiated prices. Any of these resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of those Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. By acknowledging that it will deliver a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreement and will indemnify the holders of Private Notes including any broker-dealers, and specified parties related to holders of Private Notes, against some types of liabilities, including liabilities under the Securities Act.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain material United States federal income tax consequences relating to the exchange of Private Notes for Exchange Notes in the exchange offer, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the Internal Revenue Code of 1986, as amended, United States Treasury Regulations, Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, administrative, or judicial action, possibly with retroactive effect. We have not sought and will not seek any rulings from the IRS with respect to the statements made and the conclusions reached in the following summary, and accordingly, there can be no assurance that the IRS will not successfully challenge the tax consequences described below. This summary only applies to you if you exchange your Private Notes for Exchange Notes in the exchange offer. This summary also does not discuss the effect of any state, local or non-U.S. tax laws or any tax laws other than United States income tax law. In addition, this summary does not discuss every aspect of United States federal income taxation that may be relevant to you in light of your personal circumstances or if you are otherwise subject to special tax treatment, including, without limitation, if you are:

•	a bank;

•	a financial institution;

•	a holder subject to the alternative minimum tax;

•	a broker or dealer in securities, commodities or currencies;

•	an insurance company;

•	a person whose functional currency is not the U.S. dollar;

•	a tax-exempt organization;

•	a real estate investment company;

•	a regulated investment company;

•	an investor in a pass-through entity holding the Notes;

•	a partnership or other entity treated as a partnership for tax purposes;

•	a United States expatriate;

•	a person holding Notes as a part of a hedging or conversion transaction or other risk reduction transaction or a straddle for tax purposes;

•	a trader in securities who elects to use a mark-to-market method of accounting for your securities holdings; or

•	a foreign person or entity.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

The exchange of Private Notes for Exchange Notes in the exchange offer will not be treated as an “exchange” for federal income tax purposes, because the Exchange Notes will not be considered to differ materially in kind or extent from the Private Notes. Accordingly, the exchange of Private Notes for Exchange Notes will not be a taxable event to holders for federal income tax purposes. Moreover, the Exchange Notes will have the same tax attributes as the Private Notes and the same tax consequences to holders as the Private Notes have to holders, including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period.

LEGAL MATTERS

Certain legal matters relating to the validity of the Exchange Notes will be passed upon for us by Latham & Watkins LLP, New York, New York.

EXPERTS

The consolidated financial statements of Amgen Inc. appearing in Amgen Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2006 (including schedule appearing therein), and Amgen Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Offer to Exchange

Senior Floating Rate Notes due 2008

Which Have Been Registered

Under the Securities Act of 1933

For Any And All Outstanding

Senior Floating Rate Notes due 2008

&

Offer to Exchange

5.85% Senior Notes due 2017

Which Have Been Registered

Under the Securities Act of 1933

For Any And All Outstanding

5.85% Senior Notes due 2017

&

Offer to Exchange

6.375% Senior Notes Due 2037

Which Have Been Registered

Under the Securities Act of 1933

For Any and All Outstanding

6.375% Senior Notes Due 2037

We have not authorized anyone to give you any information or to make any representations about the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed or incorporated into this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. It also does not mean that the information in this prospectus or in the documents we incorporate into this prospectus by reference is correct after this date.